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                                                        Ex 23.(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-3 of our report dated February 28, 1994, except for Note 15, as to which the date is March 24, 1994 (which includes an explanatory paragraph regarding a change in accounting for income taxes) on our audits of the consolidated financial statements of Columbia/HCA Healthcare Corporation as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993. Additionally, we consent to the incorporation by reference of our report dated February 28, 1994 (which includes an explanatory paragraph regarding a change in accounting for income taxes) on our audits of the consolidated financial statements and financial statement schedules of Columbia Healthcare Corporation as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 and our report dated February 28, 1994, except for Note 15, as to which the date is March 24, 1994 (which includes explanatory paragraphs regarding the merger of Columbia Healthcare Corporation and HCA - Hospital Corporation of America and a change in accounting for income taxes) on our audits of the supplemental consolidated financial statements and supplemented financial statement schedules of Columbia/HCA Healthcare Corporation as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which reports are included in Columbia/HCA Healthcare Corporation Form 10-K for the fiscal year ended December 31, 1993 incorporated by reference herein. We also consent to the reference to our Firm under the caption, "Experts."

COOPERS & LYBRAND
Louisville, Kentucky
May 16, 1994